Exhibit 34

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is made and entered into effective August 1, 2005, by and between Arrow Resources Development Ltd., a Bermuda limited company (“ARR”) and Empire Advisory LLC (“Empire”).

WHEREAS, Empire has created and developed a system for providing financial and management consultancy services to private and public companies; and

WHEREAS, ARR desires to obtain the Services of Empire and on the basis of previous meetings between ARR and Empire as well as other discussions, preliminary financial statements, initial reports submitted by ARR, and the representations that ARR has made to Empire describing ARR and its principals, the present and proposed business activities of ARR, its operations, financial condition and capital structure, and various agreements and documents related thereto, Empire is willing to provide such Services to ARR.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged by each of the parties, ARR and Empire hereby agree as follows:

ARTICLE I

INDEPENDENT CONTRACTOR

1.1	Independent Contractor.

(a)	Empire is and in all respects is deemed to be an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

(b)	Empire will not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venture or controlling person of ARR, and Empire will have no power to enter into any agreement on behalf of or otherwise bind ARR, except to the extent specifically provided in this Agreement. Empire in all instances will take direction from and be managed by ARR.

(c)	Empire will be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as Empire in its sole, absolute and unfettered discretion, may elect. Empire is not a registered broker dealer or an associated person as such, and does not purport to act in all capacities requiring registration as a broker dealer or associated person.

(d)	Notwithstanding the above, no activity, employment, venture, business or other pursuit of Empire during the term of this Agreement will conflict with Empire’s obligations under this Agreement or be adverse to ARR’s interests during the term of this Agreement.

1.2	Acceptance. Empire accepts such engagement and agrees that it will:

(a)	faithfully perform its duties and responsibilities in this Agreement,

(b)	use its best efforts to supervise and direct the management and operation of the business of ARR in an efficient manner, and

(c)	consult with ARR and keep ARR advised of all major policy matters relating to the business of ARR.

Subject to the foregoing and to the other provisions of this Agreement, Empire, without the approval of ARR (unless such approval is specifically required in this Agreement as to policies and manner of operation) shall have the unrestricted control and sole discretion with regard to the operation and management of the business of ARR for all customary purposes (including the exercise of its rights and performance of its duties provided for in Article III below).

ARTICLE II

TERM

The initial term of this Agreement shall immediately commence on August 1, 2005 (the “Commencement Date”), and shall be for a period of five years from the Commencement Date (“Term”).

Empire hereby agrees to provide its services to for ARR for five years from the Commencement Date. In the event ARR elects to terminate Empire’s services, ARR may do so upon 30 days written notice to Empire, but only for cause; however, in the event of any such termination, Empire shall be entitled to receive all compensation provided for under this Agreement through the remainder of the Term including base salary, deferred compensation, vacation, and the present value of all future retirement benefits and welfare benefits and perquisites provided for under this Agreement. All amounts pursuant to this termination provision shall be paid in cash in a lump sum on the date of termination.

ARTICLE III

SERVICES, RIGHTS AND DUTIES OF EMPIRE

ARR hereby engages and retains Empire as business consultants/financial advisors for and on behalf of ARR to perform the Services (as that term if hereinafter defined) and Empire hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such Services.

3.1	Services. Empire agrees to provide the following, hereafter collectively referred to as the “Services”;

(a)

Empire will act as the office of the CEO/President and provide the services of Peter Frugone to act as the CEO/President to provide all the services included in this Agreement. It is the essence of this Agreement that Mr. Frugone serve as the CEO/President of ARR. Mr. Frugone will act as President and a Director for ARR and/or any of its affiliates, in any and all matters related to the operations of ARR, including but not limited to all corporate finance activities, all financial operational activities, the hiring and firing of all personnel, the hiring and firing of all outside consultants, contractors and any and all other strategic personnel, supervision and negotiation of any and all contracts related to ARR’s business and all other activities consistent with the general and specific operations of ARR.

(b)	Empire will devote such time and best effort to the affairs of ARR as in the reasonable judgment of Empire is adequate to render the consulting services contemplated by this Agreement.

(c)	In conjunction with the Services, Empire agrees to:

(i)	Make itself available to the officers of ARR at a mutually agreed upon place during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of advising ARR and in the preparation of such reports, executive summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation (“Documentation”) as is necessary, in the opinion of Empire to properly present ARR to other entities and individuals that could be of benefit to ARR.

(ii)	Make itself available for telephone conferences with the principal financial sales and/or operating officers) of ARR during normal business hours.

(iii)	Advise ARR’s management in corporate finance and structuring,

(iv)	Advise ARR’s management in evaluating proposals.

(v)	Advise ARR regarding ARR operations, staffing, strategy, and other issues related to increasing shareholder value as it may reasonably request, consistent with the provisions of this Agreement.

(d)	It is understood that Empire will produce and provide a business plan based on the business concepts, research material, background material and financial material developed and supplied by Empire. Empire will conduct extensive analysis on this material and inform ARR as to any other material required for the completion of the transactions contemplated in this Agreement.

3.2	Employees. Empire, on ARR’s behalf, shall hire, promote, discharge, and supervise the employees performing services for ARR. All of such employees shall be employees of ARR and the aggregate compensation, including fringe benefits, with respect to such employees shall be charged to ARR as an expense of the business of ARR. The term “fringe benefits” as used herein shall include but not be limited to the employer’s contribution of PICA, unemployment compensation, and other employment taxes, retirement plan contributions, workman’s compensation, group life, accident, and health insurance premium, profit sharing contributions and disability benefits.

3.3	Labor Contracts. Empire, if requested by ARR, will negotiate, on ARR’s behalf and at ARR’s expense, with any labor union lawfully entitled to represent the employees, but any collective bargaining agreement or labor contract resulting therefrom must first be approved by ARR who shall be the only person authorized to execute the same. ARR agrees that all fees and costs of outside professionals in conducting and concluding such negotiations shall be paid by ARR.

3.4	Concessionaries, Etc. Empire shall negotiate and consummate in the name and at the expense of ARR, contracts or arrangements with concessionaires, licensees, landlords and tenants for a sum not in excess of One Million Dollars without the prior written approval of ARR.

3.5	Purchases. Empire shall be solely responsible for purchase of operating supplies, and other materials and supplies in the name of and for the account and at the expense of ARR as may be needed from time to time for the maintenance and operation of the business of ARR for a sum not in excess of One Million Dollars without the prior written approval of ARR.

3.6	Licenses and Permits. Empire shall apply for and use its best efforts to obtain and maintain in the name and at the expense of ARR, all licenses and permits required in connection with the management and operation of the business of ARR. ARR agrees to cooperate with Empire in applying for, obtaining, and maintaining such licenses and permits.

3.7	Insurance. Empire shall apply for, obtain and maintain on behalf of ARR and at ARR’s expense at all times during the term of this Agreement, insurance in such amounts and coverage as may be mutually agreed upon by ARR and Empire for the operation of the business of ARR.

Forthwith after the execution of this Agreement, Empire shall submit to ARR for its approval, which approval shall not be unreasonably withheld, a proposal setting forth the kinds and amounts of insurance which Empire intends to provide, in connection with the operation of the business of ARR and ARR shall be deemed to have approved unless disapproved in writing within 10 days of submission of the proposal by Empire.

All insurance provided for under the foregoing provisions of this Section shall be affected by policies issued by insurance companies with at least an “A” rating from A.M. Best and Company of good reputation, of sound adequate financial responsibility, and properly licensed and qualified to do business in the State of New York.

All of the policies of insurance of the character described in this Paragraph shall be carried in the name of ARR and Empire. Any losses payable under such policies of insurance shall be payable to ARR and Empire. Each of the policies of insurance referred to in this Section shall insure ARR and Empire and their respective members, managers, officers, partners, directors, shareholders, managers and employees. ARR, Empire, their respective members, managers, officers, partners, directors, shareholders, managers and employees shall, to the extent permissible, be named as additional insured under all such policies of insurance.

3.8	Government Regulation.

(a)	Empire shall use its best efforts to take such action as shall be reasonably necessary to insure that the business of ARR and the management thereof by Empire complies with all federal, state and local laws, regulations and ordinances applicable to the business of ARR or the management thereof by Empire including the particular laws and regulations applicable to the business of ARR.

(b)	Empire shall promptly provide to ARR as and when received by Empire, all notices, reports or correspondence from governmental agencies that assert deficiencies or charges against the business of ARR or that otherwise relate to the suspension, revocation, or any other action adverse to any approval, authorization, certificate, determination, license or permit required or necessary to own or operate the business of ARR. Empire may appeal any action taken by any governmental agency against the business of ARR; provided, however, that ARR shall adequately secure and protect Empire from loss, cost, damage or expense by bond or other means satisfactory to Empire in order to contest by proper legal proceedings the validity of any such statute, ordinance, law, regulation, or order, provided that such contest shall not result in the suspension of operations of the business of ARR, and provided further that ARR shall have no obligation to secure and protect Empire from any loss, cost, damage or expense that arises directly out of Empire’s breach of any of its covenants under this Agreement.

3.9	Taxes. Empire shall cause all taxes, assessments, and charges of every kind imposed upon the Business of ARR by any governmental authority, including interest and penalties thereon, to be paid when due if funds are available, except that Empire shall not cause such payment to be made if:

(a)	same is in good faith being contested by ARR at its sole expense and without cost to Empire,

(b)	enforcement thereof is stayed, and

(c)	ARR shall have given Empire written notice of such contest and stay and authorized the non-payment thereof, not less than 10 days prior to the date on which such tax assessment, or charge is due and payable.

Interest or penalty payments shall be reimbursed by Empire to ARR if imposed upon ARR by reason of negligence on the part of the Manager in making the payment if funds are available therefore. Empire shall notify ARR of all taxes, assessments or penalties assessed against the Business of ARR other than in the normal course of business.

3.10	Deposit and Disbursement of Funds. Empire shall deposit in a banking institution which is a member of the FDIC in accounts in Empire’s name as agent or ARR, all monies arising from the operation of the business of ARR or otherwise received by Empire for and on behalf of ARR (“Funds”), and shall disburse and pay the same from said accounts on behalf of and in the name of ARR in the following order of priority and, in each case, such amounts and at such times as the same are required to be made in connection with:

(a)	Payment of Debt Service and all costs and expenses arising out of ownership, maintenance, and operation of the business of ARR, including, without limitation, the reimbursable expenses of Empire;

(b)	Payment of Empire’s Management Fee provided for in Article V, below (including any accrued and unpaid Management Fees for prior periods); and

(c)	The balance of such fund shall be distributable to ARR.

As used herein, “Debt Service” means scheduled payments of the principal and interest with respect to any indebtedness incurred by ARR for the improvement, maintenance, or operation of the business of ARR as mutually agreed upon by ARR and Empire.

“Debt Service” does not include any amounts payable by reason of voluntary prepayments or the acceleration of such indebtedness for any reason.

3.11	Statements. Empire shall deliver or cause to be delivered to ARR statements as follows:

(a)	Within 30 days following the end of each calendar month, a profit and loss statement and balance sheet statement (both prepared on an accrual basis in accordance with GAAP) showing the results of operation of the business of ARR for such calendar month and the year-to-date, and having annexed thereto a computation of the management fee (as determined under Article VI hereof) for such preceding month and the year-to-date; and

(b)	On or before 90 days after the close of each fiscal year during the term of this Agreement, Empire will also deliver or cause to be delivered to ARR a balance sheet and related statement of profit and loss certified by an independent public accounting firm and prepared in accordance with GAAP showing the assets employed in the operation of the business of ARR and the liabilities incurred in connection therewith as of the end of the fiscal year, and the results of the operation of the business of ARR during the preceding 12 months then ended.

3.12	Legal Actions. Empire shall institute, in its own name or in the name of ARR, but in any event at the expense of ARR, any and all legal actions or proceedings to collect sums due ARR.

Unless otherwise directed by ARR, Empire shall take, at ARR’s expense, appropriate steps to protect and/or litigate to final judgment in any appropriate court any violation, order, rule, or regulation affecting the Business of ARR. Any counsel to be engaged under this or the next preceding paragraph of this Section shall be approved by ARR, which approval shall not be unreasonably withheld. Empire shall promptly notify ARR of all legal actions.

3.13	Management Services. Without limitation, Empire shall provide ARR with all of the management services and techniques, if applicable, which it employs in operating other business which it manages which may be applicable to and beneficial to ARR.

3.14	Data Processing. Empire shall, directly or through affiliate, provide the data processing required to maintain the financial, payroll, and accounting records of ARR; except that Empire agrees that ARR’s payroll will not be moved to Empire’s central payroll administration until same can be accomplished without a material disruption to ARR’s cash flow.

3.15	Books and Records. Empire on behalf of ARR shall supervise and direct the keeping of full and accurate books of account and such other records reflecting the results of operation of the business of ARR as required by law.

ARTICLE IV

RIGHTS AND DUTIES OF ARR

During the term of this Agreement:

4.1	Right of Inspection. ARR shall have the right upon reasonable advance notice to Empire for the purpose of examining or inspecting same or examining or making extracts of books and records of the business of ARR, but the same shall be done with as little disruption as possible. ARR acknowledges that some books and records will be maintained at Empire’s principal place of business.

ARR shall direct all inquiries regarding operations, procedures, policies, employee relations and all other matters concerning the business of ARR to the Executive Vice President of Empire or any other officer of Empire as it may from time to time designate in a written notice to ARR.

4.2	Cooperation with Empire. ARR will fully cooperate with Empire in operating and supervising the operations of the business of ARR and will reimburse Empire for all funds expended or costs and expenses incurred to which Empire is entitled to reimbursement.

ARTICLE V

EXPENSES AND COMPENSATION

5.1	Expenses.

ARR agrees that:

(a)	ARR will be responsible for the expenses related to services of Empire. Normal and reasonable out-of-pocket expenses include but are not limited to: accounting, printing, long distance communication, express mail, additional outside consultants, legal, etc., and other costs involved in the execution of this Agreement. ARR will also provide and be responsible for a New York City headquarters for ARR which will include three private officers, computer system, telephone system and receptionist services. The services will include a one-time initial payment of Three Hundred Thousand ($300,000.00) Dollars and annual overhead payments starting at Three Hundred Thousand ($300,000.00) Dollars, and increasing at standard Consumer Price Index increments; and

(b)	Travel, including: airfare (business class), hotel lodging and meals, transportation, etc. will be the responsibility of ARR. These expenses should be consistent with normal and reasonable business industry standards.

5.2	Compensation.

ARR agrees that:

(a)	In consideration for entering into this Agreement and providing the Services included in this Agreement, Empire shall have the right to purchase (at a price of $.0001 per share) eight (8%) percent of the initial issue contemplated in the Agreement and Plan of Merger by and between ARR and CNE Group, Inc. dated as of even date herewith of ARR’s stock from ARR, which will be delivered with a restrictive legend and subject to registration under the rules of the Securities and Exchange Commission; and

(b)	Empire shall receive annual payments (payable on a monthly basis, the first day of each month) as follows: $1 million during the first year of the Agreement, $1,250,000 during the second year of the Agreement, $1,562,500 during the third year of the Agreement, $1,953 125 during the fourth year of the Agreement and $2,441,406 during the fifth year of the Agreement.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Execution. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either ARR or Empire are a party or by which either entity may be bound or affected.

6.2	Non-Circumvention. ARR hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, to avoid payment of fees in any transaction with any corporation, partnership or individual, of ARR, in connection with any project, any loans or collateral, or other transaction involving any products, transfers or services, or any addition, renewal extension, rollover, amendment, renegotiations, new contracts, parallel contracts/agreements, or third party assignments thereof. ARR understands and acknowledges that its obligations under this non-circumvention agreement are for the benefit of Empire and its successors and assignees, and that Empire’s failure or delay in exercising any right, power and privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof, or the exercise of any other right, power or privilege hereunder operate as a waiver.

6.3	Corporate Authority. Both ARR and Empire have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.

6.4	Miscellaneous.

(a)	The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

(b)	ARR will cooperate with Empire and will promptly provide Empire with all pertinent materials and requested information in order for Empire to perform their Services pursuant to this Agreement.

(c)	When issued, the Shares of ARR’s Common Stock shall be duly and validly issued, fully paid and non-assessable.

(d)	Until termination of the engagement, ARR will notify Empire promptly of the occurrence of any event, which might materially affect the condition (financial or otherwise), or prospects of ARR.

ARTICLE VII

TERMINATION RIGHTS

This Agreement may be terminated and, except as to liabilities or claims of either party hereto which shall have theretofore accrued or arisen, the obligations of the parties hereto with respect to this Agreement may be terminated, upon the happening of any of the following events:

7.1	Termination by ARR. If at any time or from time to time during the term of this Agreement any of the following events shall occur and not be remedied within the applicable period of time herein specified, namely:

(a)	Empire shall apply for or consent to the appointment of a receiver, trustee, or liquidator of Empire of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Empire as bankrupt or insolvent or approving a petition seeking reorganization of Empire or appointing a receiver, trustee, or liquidator of Empire or of all or substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 90 consecutive days;

(b)	Empire shall fail to keep, observe, or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed, or performed by Empire, and such default shall continue for a period of 60 days after written notice thereof by ARR to Empire, or

(c)	If Mr. Frugone should ever be unwilling or unable to act as CEO/President of ARR or if Mr. Frugone dies or becomes disabled. “Disabled” shall mean that Mr. Frugone is unable to perform his duties for a continuous period of 60 days as determined by the certification of three physicians.

then in case of any such event and upon the expiration of the period of grace applicable thereto, the term of this Agreement shall expire, at ARR’s option and upon 10 days written notice to Empire.

7.2	Termination by Empire. If at any time or from time to time during the term of this Agreement any of the following event shall occur and not be remedied within the applicable period of time herein specified, namely:

(a)	ARR shall fail to keep, observe, or perform any material covenants, agreement, term or provision of this Agreement to be kept, observed, or performed by ARR and such default shall continue for a period of 60 days after written notice thereof by Empire to ARR, except for ARR’s duty to provide for adequate working capital under Section 4 3 hereof, which shall continue uncured for a period of 30 days after written notice thereof;

(b)	ARR shall apply for or consent to the appointment of a receiver, trustee, or liquidator of ARR or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating ARR with respect to all or substantial part of the assets of ARR, and such order, judgment or decree shall continue unstayed an in effect for any period of 90 consecutive days;

(c)	Funds shall be insufficient for the payment of the Management Fees to Empire pursuant to Article V hereof for a period of at least six consecutive months.

then in case of any such event and upon the expiration of the period of grace applicable thereto, the term of this Agreement shall expire, at Empire’s option and upon 10 days written notice to ARR.

7.3	Termination for Cause. Subject to Article II hereof, ARR shall have the right at any time during the Term of this Agreement to terminate this Agreement for cause by providing notice to Empire at least 30 days prior to the requested date of termination. “Cause” shall mean conviction of a felony committed by Empire or Mr. Frugone, the bankruptcy of Empire or the death or disability (as defined above) of Mr. Frugone.

7.4	Surviving Rights Upon Termination. If either party exercises its option to terminate pursuant to this Article VII, each party shall forthwith account for and pay to the other all sums due and owing pursuant to the terms of this Agreement. All other rights and obligations of the parties under this Agreement shall terminate (except as set forth in Article IX hereof).

7.5	Renewal. This Agreement may be automatically renewed for successive five year terms, at Empire’s election, upon Empire sending notice to that effect to ARR 120 days prior to the end of any Term of this Agreement.

ARTICLE VIII

CONFIDENTIAL DATA

Empire shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of ARR, obtained by Empire as a result of its engagement hereunder, unless authorized, in writing, by ARR or except as required by law.

ARR shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of the Consultants, obtained by ARR as a result of its engagement hereunder, unless authorized, in writing by Empire.

Empire shall not be required in the performance of its duties to divulge to ARR or any officer, director, agent or employee of ARR, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of ARR) which Empire may have or be able to obtain otherwise than as a result of the relationship established by this Agreement.

ARTICLE IX

ARBITRATION

If any controversy should arise between the parties in performance, interpretation, or application of this Agreement which involves any matter, either party may serve upon the other a written notice stating that such party desired to have the controversy reviewed by an arbitrator If the parties cannot agree within 15 days from the service of such notice upon the selection of such arbitrator, an arbitrator shall be selected or designated by the American Arbitration Association upon written request of either party hereto. Arbitration of such controversy, disagreement, or dispute shall be conducted in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association and the decision and award of the arbitrator so selected shall be binding upon ARR and Empire. The arbitration will be held in New York, New York.

As a condition precedent to the appointment of any arbitrator both parties shall be required to make a good faith effort to resolve the controversy which effort shall continue for a period of 30 days prior to any demand for arbitration. The cost of any such arbitration shall be shared equally by the parties. Each party shall pay its own costs incurred as a result of is participation in any such arbitration.

If the issue to be arbitrated is Empire’s alleged breach of this Agreement and as a result thereof, ARR has the right to terminate this Agreement, Empire shall continue to perform the services hereunder pending the outcome of such arbitration.

The Arbitrator shall have no authority to award punitive damages or any other damages in excess of the prevailing party’s actual damages, and may not make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Notices. Any notice or other communication by either party to the other shall be in writing and shall be given and be deemed to have been duly given, upon the date delivered if delivered personally or upon the date received if mailed postage pre-paid, registered, or certified mail, addressed as follows:

If to ARR to:	If to Empire to:
Arrow Resources Development Ltd. Carnegie Hall Tower 152 W. 57th Street New York, NY 10019	Empire Advisory LLC One Rockefeller Plaza, Suite 1600 New York, NY 10020
Facsimile: _______________	Facsimile: _______________

10.2	Indemnity. ARR agrees to indemnify and hold harmless Empire and its principals and affiliates against any legal action arising from its engagement with ARR. Such indemnification shall include prompt payment of judgments, if any, and costs of legal representation, if and when incurred, and court costs, if any.

10.3	Additional Instruments. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

10.4	Entire Agreement. Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

10.5	Governing Law. This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of New York, irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue of the District or County Court of New York County, New York; or the United States District Court for the District of New York, New York, and further agree and consent that personal service or process in any such action or proceeding outside of the State of New York and New York County shall be tantamount to service in person within New York County, New York and shall confer personal jurisdiction and venue upon either of said Courts.

10.6	Assignments. The rights and obligations of ARR and Empire under this Agreement may not be assigned or delegated.

10.7	Originals. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

10.8	Addresses of Parties. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

10.9	Modification and Waiver. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

10.10	Injunctive Relief. Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, ARR and Empire hereby agree, consent and acknowledge that, in the event of the failure by ARR to pay the consideration to Empire, or in the event of a breach of any other material term, Empire will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in the District or County Court of New York County, State of New York or the United States District Court for the District of New York without the necessity of proving damages and without prejudice to any other remedies which Empire may have at Law or in equity. For the purposes of this Agreement, ARR hereby agrees and consents that upon a material breach of this Agreement (as determined by a Court of Competent Jurisdiction) as aforesaid, in addition to any other legal and/or equitable remedies Empire may present a conformed copy of this Agreement to the aforesaid courts and shall thereby be able to motion the court to obtain a permanent injunction enforcing this Agreement or barring enjoining or otherwise prohibiting ARR from circumventing the express written intent of the parties as enumerated in this Agreement.

10.11	Attorneys Fees. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party’s attorneys fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Agreement, attorneys’ fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

10.12	Public Notices. Any public notice, press release or any type of dissemination of information regarding any and all transactions covered in this Agreement shall at the option of Empire include a statement to the effect that “Empire Advisory LLC” acted as a consultant in the matter referenced.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Management Agreement effective as of the day and year first above written.

Arrow Resources Development Ltd.		Empire Advisory LLC

By:	/s/ Rudolph Karundeng	By:	/s/ Peter Frugone
	Rudolph Karundeng, Chairman		Peter Frugone, President